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                                                             EXHIBIT 4


          AMENDMENT NO. 1 TO THE AMENDED AND RESTATED RIGHTS AGREEMENT


         THIS AMENDMENT NO. 1 TO THE AMENDED AND RESTATED RIGHTS AGREEMENT, effective as of December 13, 1999 (this "Amendment"), by and between Kollmorgen Corporation, a New York corporation (the "Company"), and BankBoston, N.A., a national banking association (the "Rights Agent"). Capitalized terms used herein and not otherwise defined are used as defined in Rights Agreement (as defined below).

         WHEREAS,  the Company and the Rights Agent entered into the Amended and
Restated  Rights   Agreement,   dated  as  of  October  22,  1998  (the  "Rights
Agreement"), setting forth the terms of the rights;

         WHEREAS, the Company and the Rights Agent may, from time to time, supplement or amend the Rights Agreement pursuant to the provisions of Section 26 of the Rights Agreement;

         WHEREAS, all acts and things necessary to make this Amendment to the Rights Agreement a valid, legal and binding instrument of the Company and the Rights Agent have been duly done, performed and fulfilled and the execution and delivery hereof by each of the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent, respectively;

         NOW THEREFORE, in consideration of the premises and mutual agreement contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

         Section 1. Amendment to Rights Agreement. The Rights Agreement is hereby amended by deleting from Section 1(a)(iii) "26%" and inserting in lieu thereof "27%".

         Section 2. Full Force and Effect. In all respects not inconsistent with the terms and provisions of this Amendment to the Rights Agreement, the Rights Agreement is hereby ratified and confirmed. In executing and delivering this Amendment to the Rights Agreement, the Rights Agent shall be entitled to all of the privileges and immunities afforded to the Rights Agent under the terms and conditions of the rights Agreement.

         Section 3. Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of New York applicable to contracts to be made and performed entirely within such State.

         Section 4. Counterparts. This Amendment to the Rights Agreement may be executed in two or more counterparts and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be as effective as delivery of a manually executed counterpart of this Amendment.

         [THE REMINADER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed and attested, as of the date first written above.


ATTEST:                                     KOLLMORGEN CORPORATION



_____________________________               By: s/s__________________________
Name:                                           Name:  James A. Eder
Title:                                          Title: Vice President, General
                                                       Counsel and Secretary



ATTEST:                                     BANKBOSTON, N.A., as Rights Agent



_____________________________               By: s/s__________________________
Name:                                           Name:  Carol Mulvey-Eori
Title:                                          Title: Administrative Manager